Exhibit 4.91
Amendment to
the Exclusive Ragnarok Online Software License Agreement
     This Amendment to the Exclusive Ragnarok Online Software License Agreement (the “Amendment”) is made and entered into this 1st day of September, 2010 (the “Effective Date”) by and among:
Gravity Co., Ltd, a corporation duly incorporated and validly existing under the laws of the Republic of Korea (“Korea”) and having its principal place of business at 15F, Nuritkum Square Business Tower, 1605, Sangam-Dong, Mapo-Gu, Seoul, Korea (“Gravity”);
Shengqu Information Technology (Shanghai) Co., Ltd., a corporation duly incorporated and validly existing under the laws of the People’s Republic of China (the “PRC”) and having its principal place of business at No.1 Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai 201203,the PRC (“Shanda”); and
Shanghai Pudong Imp&Exp Co., Ltd., a corporation duly incorporated and validly existing under the laws of the PRC and having its principal place of business at 86 Maoxing Road, Pudong New Area, Shanghai 200127, the PRC (the “Import Agent”).
     Gravity and Shanda shall be referred to individually as a “Party” and collectively as the “Parties”.
RECITALS
     WHEREAS, Gravity, Shanda and the Import Agent entered into the Exclusive Ragnarok Online Software License Agreement with respect to the online game Ragnarok Online or “R.O.” on July 5, 2005 (the “Original Game License Agreement”);
     WHEREAS, Gravity and Shanda have entered into Amendment to the Exclusive Ragnarok Online Software License Agreement on June 30, 2008 (the “First Amendment”);
     WHEREAS, the Parties have entered into Amendment to the Exclusive Ragnarok Online Software License Agreement on September 1st, 2008 (the “Second Amendment”, the First Amendment and Second Amendment shall be referred to collectively as the “Prior Amendments”); and
     WHEREAS, the Parties wish to amend the terms and conditions of the Original Game License Agreement and the Prior Amendments as set forth below.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the Parties hereto agree as follows (capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Original Game License Agreement):
1.	The definition of Article 1 “Gross Revenue” shall be deleted in its entirety and replaced with the clause set forth below
“Gross Revenue” shall mean all recognized revenues based upon the face value of prepaid card and any other revenues recognized by Shanda in accordance with generally accepted accounting principles in the United States of America that is generated from the sale and distribution of the Shanda Version in the Territory, including but not limited to the sale of Prepaid cards with access codes that are used to transfer game points are deducted as the End User accesses the Shanda Version and/or from which such game points are deducted when the End User purchases value-added items that can be used when accessing the Shanda Version, provided however, that Gross Revenue shall not include (i) revenue generated from online advertisements placed on Shanda’s websites or on the websites that host the Shanda Version, nor (ii) revenue retained by distributors in the form of a discount from the face vales of the prepaid cards, or any fees paid to third parties for payment collection services relating to the Shanda Version. For avoidance of doubt, any fees or commissions paid to third parties for distribution or out-sourcing service relating to Shanda Version including, but not limited to channelling fees and consignment fees shall not be deducted from Gross Revenue.
This Definition of “Gross Revenue” shall be retroactively effective as of July 29, 2010.
2.	Article 4.2 “Game Services and Support -(ix) Technical Staff” shall be deleted in its entirety and replaced with the clause set forth below:
Gravity shall dispatch one (1) technical support staff (the “Technical Staff”) at Shanda’s headquarter in Shanghai to perform maintenance services for the Shanda Version on a full time basis from the Effective Date of this Amendment to expiration or termination hereof.

Shanda agrees to be responsible for the expenses and cost accrued by the Technical Staff in the actual amount incurred for the followings till the expiration of this Amendment:
(i) House rental related cost — CNY 3,150 for each month
(ii) Utility bill (including water, power and gas ) — Actual amount of bill incurred.
(iii) The bill of mobile phone will be reimbursed based on the actual amount of bill incurred, but not more than CNY 500
(iv) Living expenses — CNY 8,850 for each month
All expenses and cost should be paid based on the actual invoices provided by Gravity.
However, Gravity has the right to withdraw the dispatched Technical staff based on mutual written agreement of the Parties, and Shanda has the right to stop paying above-mentioned expenses and cost accordingly.
3.	A new Article 4.3, the text of which is set forth below shall be added.
“4.3 Annual Maintenance Services”
Upon the withdrawal by Gravity of Technical staff or Shanda’s reasonable request, Gravity shall dispatch technical support staff once (1) a year to Shanda in order to make proper maintenance during the term of this Amendment. Gravity shall dispatch four (4) persons at one time and total period of Annual Maintenance Services shall not exceed three (3) Business Days (based on eight (8) hours of service per staff per day) per staff dispatched. The number of dispatched technical staff and the period for Annual Maintenance Services shall be changed by mutual written agreement of the Parties hereto.
Reasonable expenses for travel, lodging, food and other general living expenses incurred by such dispatched staffs of Gravity shall be borne by Shanda. The travel hours of dispatched staffs from Gravity to Shanda’s office shall be excluded for the calculation of Business Day.
4.	A new Article 4.4, the text of which is set forth below shall be added.
4.4 Technical assistance
Upon the withdrawal by Gravity of Technical staffs or Shanda’s reasonable request, Gravity agrees to dispatch technical support persons for technical assistance. All of the expenses for travel, lodging, food and other general living expenses and daily allowances incurred by such dispatched persons of Gravity shall be borne by Shanda.

5.	Term Extension of the Original Game License Agreement
The Parties agree to extend the term of the Original Game License Agreement for One (1) year (“Renewed Term”) from the expiration thereof, and it shall be automatically extended for additional One (1) year unless either Party notifies the other Party, in writing, of its intention not to renew the the Original Game License Agreement at least thirty (30) Business Days prior to the expiration of such Renewed Term.
6.	Continuing Effectiveness of the Original Game License Agreement and the Prior Amendments

Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Original Game License Agreement and the Prior Amendments, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

7.	Disputes and Governing Law

This Amendment shall be governed and construed by in accordance with the laws of Singapore. All disputes arising under this Amendment shall be submitted to Singapore Mediation Centre.

8.	Counterparts

This Amendment shall be executed in three (3) counterparts, all of which shall be considered one and the same agreement and shall become effective when each and all counterparts have been signed by each of the Parties and one counterpart has been delivered to respective Parties.

9.	Headings

Captions and section headings used herein are for convenience only, are not part of this Amendment and shall not be used when construing the meaning of this Amendment.
IN WITNESS WHEREOF, the Parties have executed this Amendment through their duly authorized representatives on the date first set forth above.

GRAVITY. CO.,LTD.

By: ___________________________
Name: Toshiro Ohno
Title: President & CEO
By: ___________________________
Name: Yoon Seok Kang
Title: CEO
SHENGQU INFORMATION TECHNOLOGY
(SHANGHAI) CO., LTD.

By: ___________________________
Name: Tan Qunzhao
Title: Shanda Games CEO
SHANGHAI PUDONG IMP. & EXP. CO., LTD.

By: ___________________________
Name: Gu Xiao Ming
Title: General Manager